Exhibit 21.1
List of Subsidiaries
Transphorm, Inc.
A Delaware Corporation

Subsidiaries	Jurisdiction
Transphorm Aizu	Japan
Transphorm Japan, Inc.	Japan
Transphorm Japan EPI, Inc.	Japan